Exhibit 10.5

SHOULDER INNOVATIONS, INC.
DIRECTOR COMPENSATION DEFERRAL PLAN
Shoulder Innovations, Inc. (the “Company”) hereby establishes the Shoulder Innovations, Inc. Director Compensation Deferral Plan (the “Plan”), effective on the Effective Date (as defined below). The purpose of the Plan is to attract and retain members of the Board by providing such persons with an opportunity to defer receipt of a portion of their Equity Awards and Cash Retainers (each as defined below) as provided in the Plan.
ARTICLE 1.
DEFINITIONS

For purposes of the Plan, the following words and phrases shall have the meanings set forth below, unless their context clearly requires a different meaning:
“Administrator” means the Board or a committee thereof or of Company officers appointed as such by the Board.
“Beneficiary” or “Beneficiaries” means the person or persons, including one or more trusts, designated by a Participant in accordance with the Plan to receive distribution of any shares (or other consideration) subject to any Deferred Awards in the event of the death of the Participant prior to the Participant’s receipt of any such shares or other consideration.
“Beneficiary Designation Form” means the form established from time to time by the Administrator (in a paper or electronic format) that a Participant may complete, sign and return to the Company to designate one or more Beneficiaries.
“Board” means the Board of Directors of the Company.
“Cash Retainer” means the annual cash retainers payable by the Company to a member of the Board for services as a director pursuant to the Company’s Compensation Program (or any successor compensation policy or program), including the basic annual retainer and any additional annual retainers payable for service as Lead Independent Director, Non-Executive Chair, or as chair or non-chair member of any committee of the Board, but excluding expense reimbursements and any per-meeting fees, in each case prior to the application of any deferrals under this Plan.
“Change in Control” means a “Change in Control” as such term is defined in the Equity Plan.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” means Shoulder Innovations, Inc. and its successors, including, without limitation, the surviving corporation resulting from any merger or consolidation of Shoulder

Innovations, Inc. with any other corporation, limited liability company, joint venture, partnership or other entity or entities.
“Compensation Committee” means the Compensation Committee of the Board.
“Compensation Program” means the Company’s Amended and Restated Non-Employee Director Compensation Program (or any successor compensation policy or program).
“Deferral Election” means the Participant’s election on a form approved by the Administrator (in a paper or electronic format) to defer all or a portion of the Participant’s Equity Awards and/or Cash Retainer in accordance with the provisions of Article III.
“Deferred Award” means (a) any Equity Award, or portion thereof, that a Participant has elected to defer pursuant to a Deferral Election under this Plan and (b) any DSU credited to a Participant pursuant to Section 3.3 in respect of a deferred Cash Retainer. Each Deferred Award shall be granted under the Equity Plan and shall be evidenced by an individual award agreement.
“Deferred Stock Unit” or “DSU” means an award of deferred Restricted Stock Units granted under the Equity Plan and credited to a Participant under this Plan in respect of a deferred Cash Retainer pursuant to Section 3.3. Each DSU represents the right to receive one share (or, to the extent permitted under the Equity Plan and at the election of the Administrator, an equivalent amount in cash or a combination of shares and cash) on the applicable settlement date determined under the Plan. DSUs shall be fully vested upon grant.
“Effective Date” means May 5, 2026.
“Eligible Participant” has the meaning set forth in Section 2.1.
“Equity Awards” means annual awards of Restricted Stock Units granted by the Company (other than DSUs) during a Plan Year, prior to the application of any deferrals under this Plan; provided, however, that Equity Awards shall not include any Equity Awards of which all or a portion has been deferred pursuant to any other Company plan. For the avoidance of doubt, any Equity Awards deferred under this Plan shall be granted pursuant to the Company’s Equity Plan and shall be subject to individual award agreements (providing, among other things, for any applicable dividend equivalent rights (if any)).
“Equity Plan” means the Company’s 2025 Incentive Award Plan (or any subsequent equity incentive plan adopted by the Company).
“Participant” means any member of the Board who at any time has elected to defer the receipt of Equity Awards and/or a Cash Retainer in accordance with the Plan.
“Plan” means this Shoulder Innovations, Inc. Director Compensation Deferral Plan, as it may be amended from time to time.
“Plan Year” means the period from the Effective Date through December 31, 2026 and each calendar year beginning thereafter.

“Restricted Stock Unit” means an award of restricted stock units granted pursuant to the Equity Plan covering a number of shares that may be settled in cash, shares or a combination of cash and shares upon vesting.
“Separation from Service” means a Participant’s termination of service as a member of the Board, other than as a result of the Participant’s death, in such a manner as to constitute a “separation from service” from the Company as contemplated under Section 409A of the Code and its underlying regulations.
“Specified Employee” means a “specified employee” as determined by the Company in accordance with Section 409A of the Code.
“Subsequent Deferral Election” has the meaning set forth in Section 4.1(b).
ARTICLE II.
ELIGIBILITY

1.1.Eligibility. Participation in the Plan is limited to any member of the Board who is selected by the Administrator, in its sole discretion, to participate in the Plan (each an “Eligible Participant”). In lieu of designating individual Eligible Participants for Plan participation, the Administrator may establish eligibility criteria (consistent with the requirements of this Section 2.1) providing for participation of all Eligible Participants who satisfy such criteria. The Administrator may at any time, in its sole discretion, change the eligibility criteria for Eligible Participants, or determine that one or more Participants will cease to be an Eligible Participant.
1.2.Enrollment Requirements. Except as otherwise determined by the Administrator, as a condition to participation, each Eligible Participant shall complete, execute and return to the Company a Deferral Election no later than the date or dates specified by the Administrator in accordance with the Plan. In addition, the Administrator may establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.
1.3.Commencement Date. Except as otherwise may be provided by the Administrator pursuant to Section 3.1, each Eligible Participant shall be eligible to commence participation in accordance with the terms and conditions of this Plan effective as of January 1 of the Plan Year next following the Plan Year in which he or she becomes an Eligible Participant pursuant to Section 2.1. Notwithstanding the foregoing, the Administrator, in its sole discretion, may permit an Eligible Participant to commence participation in the Plan upon such earlier date as may be specified by the Administrator, consistent with the Plan and the provisions of the Code (including, without limitation, Section 409A of the Code) and as pursuant to Section 3.1. For the avoidance of doubt and notwithstanding any other provision of the Plan to the contrary, those Eligible Participants selected by the Administrator for the Plan Year beginning on the Effective Date shall be required to make any Deferral Election with respect to such Plan Year (subject to Section 3.1) no later than June 4, 2026 and may commence participation in the Plan on the Effective Date.
1.4.Termination. An Eligible Participant’s right (if any) to defer Equity Awards or Cash Retainers shall immediately cease upon a Separation from Service.
ARTICLE III.
DEFERRAL ELECTIONS

1.1.Certain Newly Eligible Participants. Newly Eligible Participants shall be permitted to make initial Deferral Elections during the Plan Year in which such Eligible Participants are first eligible to participate in the Plan (and in any other plan that would be aggregated with the Plan under Section 409A of the Code, as determined in accordance with Treasury Regulation Section 1.409A-2(a)(7)); provided, however, that such Deferrals Elections (a) are made and become irrevocable no later than the 30th day after the date that such Eligible Participants first become eligible to participate in the Plan (or by such earlier date as specified by the Administrator), and (b) shall apply only to (i) Equity Awards granted and (ii) the portion of Cash Retainers earned for services performed after the date that the Deferral Elections become irrevocable; as determined by the Administrator in accordance with Section 409A of the Code.
1.2.Annual Deferral Elections. Except as otherwise determined by the Administrator or as set forth in Sections 2.3 or 3.1 of the Plan, a Deferral Election with respect to Equity Awards and/or a Cash Retainer must be filed with the Company by, and shall become irrevocable as of, December 31 (or such earlier date as specified by the Administrator) of the Plan Year immediately preceding the Plan Year for which such Equity Awards would be granted and the Plan Year in which the services giving rise to such Cash Retainer will be performed, respectively.
1.3.Amount Deferred.
(a)A Participant shall designate on each Deferral Election the portion of each applicable Equity Award and/or Cash Retainer that is to be deferred, if any, with respect to the applicable Plan Year in accordance with this Article III. For each Plan Year, a Participant may defer up to 100% (in 25% increments) of his or her applicable Equity Awards and/or up to 100% (in 25% increments) of his or her Cash Retainer; for the avoidance of doubt, the deferral percentages applicable to each Participant’s Equity Awards shall be based on the number of shares subject to such Equity Awards (rounded down to the nearest whole share) and not the value of such Equity Awards (e.g., a 20% deferral of an Equity Award covering 200 shares would defer 40 shares).
(b)Any portion of a Cash Retainer that a Participant elects to defer pursuant to this Plan shall be converted, on each date such Cash Retainer would otherwise have been paid to the Participant pursuant to the Compensation Program, into a number of DSUs granted under the Equity Plan equal to (i) the dollar amount of the Cash Retainer that would otherwise have been payable to the Participant on such date and that is subject to the Deferral Election, divided by (ii) the Fair Market Value (as defined in the Equity Plan) of a share on such date (or such other date as the Administrator may determine in a manner consistent with Section 409A of the Code), with any resulting fractional DSU rounded down to the nearest whole unit and the value of such fractional DSU paid to the Participant in cash. DSUs credited under this Plan shall be fully vested upon grant and shall be subject to individual award agreements (providing, among other things, for any applicable dividend equivalent rights (if any)).
(c)Except as otherwise determined by the Administrator, adjustments or substitutions to Equity Awards made by the Company under the Equity Plan shall also apply to Deferred Awards. To the extent that any Deferred Award was granted with dividend equivalent rights, except as otherwise determined by the Administrator, any such dividend equivalents shall be credited to the Participant and settled pursuant to the schedule specified in the applicable Deferral Election or otherwise pursuant to the terms of this Plan.
1.4.Elections as to Timing of Settlement. Each Deferral Election will specify the allocation of the Participant’s deferrals for a Plan Year in accordance with this Plan.

(a)Participant Deferral Elections. Other than pursuant to deferral under this Section 3.4(a), on each Deferral Election with respect to a Plan Year, the Participant may elect the time upon which settlement of such Deferred Awards will be made, as set forth below; provided, however, that if Participant elects to receive his or her settlement in a specified calendar year, then such calendar year must be no earlier than the second calendar year after the Plan Year to which such Deferral Election relates. A Participant may elect to receive settlement of each such Deferred Award, subject to the provisions of Article IV, in a specified calendar year as indicated in the Participant’s Deferral Election.
Notwithstanding the foregoing, in no event shall any Deferred Award that is a deferred Equity Award be settled prior to the date on which such Equity Award has vested in full. To the extent that any deferral pursuant to this Plan would otherwise result in settlement of a deferred Equity Award prior to the date on which such Equity Award is vested in full, such Deferred Award shall be settled following the final vesting date of such Equity Award. To the extent that any unvested portion of a deferred Equity Award is forfeited prior to the date the deferred Equity Award would have vested, then such forfeited portion shall not be settled pursuant to this Plan. The vesting limitations set forth in this paragraph shall not apply to DSUs credited in respect of a deferred Cash Retainer, which DSUs are fully vested upon grant.
Subject to the provisions of Article IV, settlement pursuant to this Section 3.4(a) shall occur during January of the calendar year specified in the applicable Deferral Election. Pursuant to a validly executed and timely submitted Deferral Election, Participant may choose a different calendar year for payment of each Deferred Award in accordance with this Section 3.4(a).
Notwithstanding the foregoing, any Deferred Award shall be settled and paid in a single lump sum, upon the earliest to occur of any of the following: (u) the date specified in a Participant’s Deferral Election, (v) Participant’s Separation from Service as described in Section 4.3, (w) Participant’s death as described in Section 4.4, or (x) a Change in Control of the Company.
(b)Default Time and Form of Payment. To the extent that a Participant does not designate the time and form of payment of a Deferred Award on a Deferral Election as provided in Section 3.4(a) (or such designation does not comply with the terms of the Plan), the Participant shall be deemed to have elected that such Deferred Award shall be settled in a single lump sum, subject to the provisions of Article IV, upon the Participant’s Separation from Service.
1.5.Duration and Cancellation of Deferral Elections.
(a)Duration. Once irrevocable, a Deferral Election shall only be effective for the Plan Year with respect to which such election was timely filed with the Administrator. Notwithstanding the preceding sentence, the Administrator may provide in advance, in its sole discretion, that any Deferral Elections shall apply from Plan Year to Plan Year, until terminated or modified prospectively by a Participant in accordance with the terms of this Article III by the applicable deadlines. Any such “evergreen” Deferral Elections so provided for by the Administrator will become effective with respect to Equity Awards and/or Cash Retainers, as applicable, on the date such election becomes irrevocable under this Article III. Except as provided in Section 3.5(b) hereof, a Deferral Election, once irrevocable, cannot be canceled or modified during a Plan Year.
(b)Cancellation.

(i)The Administrator may, in its sole discretion, cancel a Participant’s Deferral Election where such cancellation occurs by the later of the end of the Plan Year in which the Participant incurs a “disability” or the 15th day of the third month following the date the Participant incurs a “disability.” For purposes of this Section 3.5(b)(i), a disability refers to any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.
(ii)If a Participant’s Deferral Election is canceled with respect to a particular Plan Year in accordance with this Section 3.5(b), such Participant may make a new Deferral Election for a subsequent Plan Year, as the case may be, only in accordance with Section 3.2 hereof.
ARTICLE IV.
SETTLEMENTS

1.1.Date of Settlement. Except as otherwise provided in this Article IV, a Participant’s Deferred Awards shall be settled in accordance with the applicable time and form of payment/settlement determined for each Deferred Award pursuant to Section 3.4.
(a)Payment Timing. In general, a Participant’s Deferred Awards shall be settled (in the case of deferred Equity Awards, to the extent vested) at the time specified by the Participant for such Deferred Awards in accordance with Section 3.4(a) hereof, or if earlier, following the Participant’s Separation from Service, death, or a Change in Control.
(b)Subsequent Deferral Elections. A Participant may elect, on a form provided by the Administrator in accordance with this Section 4.1(b), to change the time and/or form of settlement with respect to one or more of his or her Deferred Awards to a later time in accordance with this Section 4.1(b) (a “Subsequent Deferral Election”). A Participant may make no more than one Subsequent Deferral Election with respect to each Deferred Award. Any such Subsequent Deferral Election must be filed with the Administrator at least 12 months prior to the first day of the calendar year that the Deferred Award would otherwise have been settled under the Plan, in accordance with the subsequent deferral election guidance provided under Section 409A of the Code. Any such Subsequent Deferral Election may not go into effect until at least 12 months following the date on which such election is made. On each such Subsequent Deferral Election, the Participant must delay the payment date for a period of at least five years after the first day of the calendar year that the Deferred Award would otherwise have been settled under the Plan, except with respect to settlement in the event of the Participant’s death.
1.2.Form of Consideration for Settlement of Deferred Awards. Any Deferred Awards shall be settled in shares (or, to the extent permitted under the applicable equity plan and at the election of the Administrator, settled in cash or a combination of shares and cash) pursuant to the schedule(s) set forth in the applicable Deferral Election(s) and in accordance with the terms of this Plan. To the extent a Deferred Award is settled in shares, the source of the shares distributed pursuant to this Plan shall be the Equity Plan or any successor equity incentive plan adopted by the Company. If, following certain adjustment events, a Participant’s Deferred Award is settleable in fractional shares at the time of distribution, such fractional share shall be paid in cash and rounded down to the nearest whole cent.
1.3.Termination of Participant. Notwithstanding any other provision of this Plan, in the event of the Participant’s Separation from Service, any of the Participant’s Deferred Awards that have not yet been settled shall be settled on or within 30 days following the date of the Participant’s Separation from Service consistent with Section 4.8. Notwithstanding the foregoing, to the extent required by Section 409A of the Code, in no event may payments triggered by the Separation from Service of a Specified Employee be paid or commence until the first business day following six months following the Specified Employee’s Separation from Service (or if earlier, within 90 days after the Specified Employee’s death).
1.4.Death of Participant. Notwithstanding any other provision of this Plan, in the event of the Participant’s death, any of the Participant’s remaining Deferred Awards shall be settled and paid to the Participant’s Beneficiary or Beneficiaries designated on a Beneficiary Designation Form (or, if no such Beneficiary, to the Participant’s estate). Notwithstanding anything else contained herein to the contrary, payment of such death benefit shall be made on any date within the period beginning on the Participant’s date of death and ending on December 31 of the calendar year immediately following the calendar year during which the Participant’s death occurs, pursuant to Section 409A of the Code and Proposed Treasury Regulation Section 1.409A-3(d)(2). A Participant’s Beneficiary Designation Form may be changed at any time prior to his death by the execution and delivery of a new Beneficiary Designation Form. The Beneficiary Designation Form on file with the Administrator that bears the latest date at the time of the Participant’s death shall govern. If a Participant fails to properly designate a Beneficiary in accordance with this Section 4.4, then settlement pursuant to this Section 4.4 shall be made to the Participant’s estate. If there is a dispute as to the proper beneficiary to receive payment hereunder, the Company shall, to the extent consistent with Section 409A of the Code and any regulations thereunder, have the right to withhold such payment until the matter is finally resolved or adjudicated; provided, that any payment made in good faith by the Company shall fully discharge the Company and Administrator from all further obligations with respect to that payment.
1.5.Limited Additional Settlement. The Administrator may, in its sole discretion, require a mandatory settlement of a Participant’s Deferred Awards, if the amount deferred under the Plan does not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code, provided that such settlement results in the termination and liquidation of the entirety of the Participant’s interest under the Plan, including all agreements, methods, programs or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Section 409A of the Code.
1.6.Discretionary Acceleration of Payments/Settlements. The Board or Compensation Committee may, in its sole discretion, accelerate the time or schedule of a settlement under the Plan to a time otherwise permitted under Section 409A of the Code in accordance with the requirements, restrictions and limitations of Treasury Regulation Section 1.409A-3(j); provided that in no event may a settlement to a Specified Employee be accelerated following the Specified Employee’s Separation from Service to a date that is prior to the first business day following the six month anniversary of such Specified Employee’s Separation from Service (or if earlier, within 90 days after the Specified Employee’s death) unless otherwise permitted pursuant to Treasury Regulation Section 1.409A-3(j).
1.7.Discretionary Delay of Payments/Settlements. The Board or Compensation Committee may, in its sole discretion, delay any settlement under the Plan to a time otherwise permitted under Section 409A of the Code in accordance with the requirements, restrictions and limitations of Treasury Regulation Section 1.409A-2(b)(7).
1.8.Actual Date of Payment. To the extent permitted by Section 409A of the Code, the Administrator, in its sole discretion, may cause any settlements under this Plan to be made or commence on any later date that occurs in the same calendar year as the date on which settlement otherwise would be required to be made under this Plan, or, if later, by the 15th day of the third month after the date on which settlement would otherwise be required to be made under this

Plan. Further, to the extent permitted by Section 409A of the Code, the Administrator may delay settlement in the event that it is not administratively possible to settle on the date (or within the periods) specified in this Article IV, or the making of the settlement would jeopardize the ability of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) to continue as a going concern. Notwithstanding the foregoing, settlement must be made no later than the latest possible date permitted under Section 409A of the Code.
1.9.Discharge of Obligations. The settlement to a Participant (or to his or her Beneficiary or estate) of any Deferred Awards as provided pursuant to this Plan shall discharge all obligations of the Company to such Participant (and Beneficiary or estate) under the Plan with respect to that sub-account.
1.10.Change in Control. Notwithstanding anything else provided herein, in the event the Company undergoes a Change in Control all outstanding deferrals pursuant to this Plan will become fully vested and, notwithstanding any prior Deferral Elections, all Deferred Awards will be settled to the Participants, on or within 30 days following the Change in Control, less applicable withholding taxes. Notwithstanding the foregoing, and provided such payment is consistent with Section 409A of the Code, a Participant’s Deferred Awards payable on a Change in Control shall be paid on the same terms and in the same form of consideration as payments made to other Company stockholders.
ARTICLE V.
ADMINISTRATION

1.1.General. The Administrator shall be responsible for the general administration of the Plan and shall have the full power, discretion and authority to carry out the provisions of the Plan. Without limiting the foregoing, the Administrator shall have full discretion to (a) interpret all provisions of the Plan; (b) resolve all questions relating to eligibility for participation in the Plan and the deferrals of any Participant and all questions pertaining to claims for benefits and procedures for claim review; (c) resolve all other questions arising under the Plan, including any factual questions and questions of construction; (d) determine all claims for benefits; and (e) adopt such rules, regulations or guidelines for the administration of the Plan and take such further action as the Company shall deem advisable in the administration of the Plan. The actions taken and the decisions made by the Administrator hereunder shall be final, conclusive, and binding on all persons, including the Company, its stockholders, Eligible Participants, Participants, and their estates and Beneficiaries. The Administrator may delegate to one or more officers of the Company, subject to such terms as the Administrator shall determine, the authority to administer all or any portion of the Plan, or the authority to perform certain functions, including administrative functions. In the event of such delegation, all references to the Administrator in this Plan (other than such references in the immediately preceding sentence) shall be deemed references to such officers as it relates to those aspects of the Plan that have been delegated.
ARTICLE VI.
AMENDMENT AND TERMINATION

1.1.Amendment. The Board or Compensation Committee reserves the right to amend, terminate or freeze the Plan, in whole or in part. In no event shall any such action by the Board or Compensation Committee adversely affect the amounts deferred by any Participant or result in any change in the timing or manner of payment of the amount of any deferred amounts (except as otherwise permitted under the Plan, including under Sections 4.4 and 4.5), without the consent of the Participant, unless the Board or Compensation Committee determines in good faith that such action is necessary to ensure compliance with Section 409A of the Code. To the extent permitted by Section 409A of the Code, the Administrator may, in its sole discretion, modify the rules applicable to Deferral Elections to the extent necessary to satisfy the requirements of the Uniformed Service Employment and Reemployment Rights Act of 1994, as amended, 38 U.S.C. 4301-4334.
1.2.Conversion to Private Company. If, for any reason, the Company ceases to be a publicly-traded Company, then the Board or Compensation Committee may discontinue the Plan, in whole or in part; provided, however, that such discontinuation of the Plan shall not effect any elections already made pursuant to the Plan or any Participant’s accounts then-outstanding pursuant to the Plan.
1.3.Payments Upon Termination of Plan. Except as otherwise provided pursuant to Section 4.5, in the event that the Plan is terminated, all amounts deferred by a Participant shall be paid to the Participant or the Participant’s Beneficiary, as applicable, on the dates on which the Participant or his or her Beneficiary would otherwise receive payments hereunder without regard to the termination of the Plan.
ARTICLE VII.
MISCELLANEOUS

1.1.Non-Alienation of Deferred Compensation. Except as permitted by the Plan, no right or interest under the Plan of any Participant or Beneficiary shall, without the written consent of the Company, be (a) assignable or transferable in any manner, (b) subject to alienation, anticipation, sale, pledge, encumbrance, attachment, garnishment or other legal process, or (c) in any manner liable for or subject to the debts or liabilities of the Participant or Beneficiary. Notwithstanding the foregoing, to the extent permitted by Section 409A of the Code and Sections 4.6 and 4.7 hereof, the Administrator shall honor a judgment, order or decree from a state domestic relations court which requires the payment of part or all of a Participant’s or Beneficiary’s interest under this Plan to an “alternate payee” as defined in Section 414(p) of the Code.
1.2.Compliance with Section 409A of the Code. It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants (or their Beneficiaries or estates). This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Administrator shall not take any action that would be inconsistent with such intent. Although the Administrator shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of deferrals under this Plan is not warranted or guaranteed. To the extent that any provision of this Plan is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Neither the Company nor the Administrator (nor its delegate(s)) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, Beneficiary or other taxpayer as a result of the Plan. Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A of the Code by the U.S. Department of Treasury or the Internal Revenue Service. For purposes of the Plan, the phrase “permitted by Section 409A of the Code,” or words or phrases of similar import, shall mean that the event or circumstance shall only be permitted to the extent it would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or Beneficiary under Section 409A(a)(1) of the Code. For purposes of this Plan, a termination of service or Separation from Service will be determined consistent with the rules relating to a “separation from service” as defined in Section

409A of the Code. If at the time of the Participant’s separation from service the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then, to the extent required by Section 409A of the Code, no payments shall be payable or provided until the date that is the earlier of (A) six months and one day after such Participant’s separation from service, or (B) the Participant’s death. Payments pursuant to the Plan are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
1.3.No Guarantee of Continued Service. Nothing in the Plan shall be construed as guaranteeing continued service on the Board to any Participant.
1.4.Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any other person any legal or equitable right as against the Company or the officers, employees or directors of the Company, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.
1.5.Severability. The invalidity and unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted.
1.6.Governing Law. The provisions of the Plan shall be governed and construed in accordance with the laws of the State of Delaware, without application of the conflicts of law principles thereof.
1.7.Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume this Plan. This Plan shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by sale, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Plan), and the heirs, beneficiaries, executors and administrators of each Participant.
1.8.Electronic or Other Media. Notwithstanding any other provision of the Plan to the contrary, including any provision that requires the use of a written instrument, the Administrator may establish procedures for the use of electronic or other media in communications and transactions between the Plan or the Administrator and Participants and Beneficiaries. Electronic or other media may include, but are not limited to, e-mail, the Internet, and e-signature.
1.9.Headings; Interpretation. Headings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof. Unless the context clearly requires otherwise, the masculine pronoun wherever used herein shall be construed to include the feminine pronoun.
1.10.Participants Deemed to Accept Plan. By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Administrator and the Company, in any case in accordance with the terms and conditions of the Plan.

SHOULDER INNOVATIONS, INC.
DIRECTOR COMPENSATION DEFERRAL PLAN

FORM OF IRREVOCABLE DEFERRAL ELECTION
ELECTION INSTRUCTIONS: IF YOU WISH TO ELECT TO (A) DEFER RECEIPT OF ALL OR A PORTION OF YOUR ANNUAL EQUITY AWARDS GRANTED AND/OR CASH RETAINER EARNED IN CONNECTION WITH YOUR SERVICES TO SHOULDER INNOVATIONS, INC. (THE “COMPANY”) AS A MEMBER OF THE COMPANY’S BOARD OF DIRECTORS AND/OR (B) RECEIVE ALL OR A PORTION OF YOUR CASH RETAINER IN VESTED RESTRICTED STOCK UNITS (“RSUS”), PLEASE COMPLETE THIS FORM (THIS “ELECTION”), SIGN IT, AND SUBMIT IT TO _______________, ______________ VIA EMAIL (___________________) OR AT SHOULDER INNOVATIONS, INC., ____________________________________. THIS ELECTION MUST BE DELIVERED TO THE COMPANY (I) WITHIN 30 DAYS OF YOUR INITIAL ELIGIBILITY TO PARTICIPATE IN THE COMPANY’S DIRECTOR COMPENSATION DEFERRAL PLAN (THE “PLAN”) AND/OR (II) PRIOR TO DECEMBER 31 OF THE CALENDAR YEAR IMMEDIATELY PRIOR TO THE CALENDAR YEAR IN WHICH THIS ELECTION IS INTENDED TO TAKE EFFECT (THE “ELECTION DEADLINE”).
THIS ELECTION SHALL ONLY BE EFFECTIVE AS TO (A) TIME-BASED RSUS GRANTED PURSUANT TO THE COMPANY’S 2025 INCENTIVE AWARD PLAN, EACH OF WHICH SHALL BE SUBJECT TO AN INDIVIDUAL AWARD AGREEMENT PROVIDING THE TERMS THEREOF (INCLUDING, IF APPLICABLE, ANY DIVIDEND EQUIVALENT RIGHTS), AND (B) CASH RETAINERS PAYABLE PURSUANT TO THE COMPANY’S AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM (OR ANY SUCCESSOR COMPENSATION POLICY OR PROGRAM). TO THE EXTENT THAT ANY EQUITY AWARD OR DEFERRED STOCK UNIT IS SUBJECT TO DIVIDEND EQUIVALENT RIGHTS, ANY DIVIDEND EQUIVALENTS SHALL BE CREDITED TO YOU AND PAID OUT PURSUANT TO YOUR ELECTION SET FORTH BELOW.
WITH RESPECT OF THE INITIAL ELECTION PURSUANT TO THIS FORM, OCCURRING IN CALENDAR YEAR 2026, SUCH ELECTION MUST BE FILED WITH THE COMPANY AND IRREVOCABLE BY NO LATER THAN JUNE 4, 2026. SUCH ELECTION SHALL ONLY BE EFFECTIVE WITH RESPECT OF (A) ANY EQUITY AWARDS GRANTED AFTER JUNE 4, 2026 AND (B) THE PORTION OF ANY CASH RETAINER EARNED FOR SERVICES PERFORMED AFTER JUNE 30, 2026, IN EACH CASE AS CONSISTENT WITH THE REQUIREMENTS OF SECTION 409A.
MNPI ATTESTATION:
I, ____________________, acknowledge and agree that this Election is entirely voluntary while I am not in possession of material non-public information and during an open trading window pursuant to the Company’s Insider Trading Compliance Policy.

PART A — Election to Defer all or a portion of my Equity Awards:
Check one of the two boxes below to defer all or a portion of the Equity Awards (as defined in the Plan) to be granted to you in your role as a member of the Company’s Board of Directors pursuant to the terms of the Plan and the remainder of this Election.
I hereby elect to defer settlement of [25/50/75/100]% of my Equity Awards granted under the Equity Plan (based on the number of shares subject to such Equity Awards (rounded down to the nearest whole share) and not the value of such Equity Awards) granted in the calendar year of _____ pursuant to the Plan.
Pursuant to the terms of the Plan (including the acceleration events set forth therein), I hereby elect that the portion of my Equity Awards deferred pursuant to this Election will be settled in:
[ ] Settlement of the deferred portion in calendar year _____ (must be later than 2028).
[ ] Settlement of the deferred portion upon your Separation from Service (as defined in the Plan).
NOTWITHSTANDING THE FOREGOING, IN NO EVENT SHALL ANY EQUITY AWARD DEFERRED PURSUANT TO THIS ELECTION BE SETTLED PRIOR TO THE DATE ON WHICH SUCH EQUITY AWARD HAS VESTED IN FULL.
TO THE EXTENT THAT ANY DEFERRAL PURSUANT TO THIS ELECTION WOULD OTHERWISE RESULT IN SETTLEMENT PRIOR TO THE DATE ON WHICH AN EQUITY AWARD IS VESTED IN FULL, SUCH EQUITY AWARD SHALL BE SETTLED FOLLOWING THE FINAL VESTING DATE OF SUCH EQUITY AWARD.
PART B — Election to Defer all or a portion of my Cash Retainer:
Check one of the two boxes below to defer all or a portion of your Cash Retainer (as defined in the Plan) payable to you for your services as a member of the Company’s Board of Directors pursuant to the terms of the Plan and the remainder of this Election. Any portion of your Cash Retainer that you elect to defer will be converted into deferred RSUs (“DSUs”) granted under the Equity Plan, as described in the Plan.
I hereby elect to defer [25/50/75/100]% of my Cash Retainer for the calendar year of _____ pursuant to the Plan. DSUs credited under the Plan shall be fully vested upon grant.
Pursuant to the terms of the Plan (including the acceleration events set forth therein), I hereby elect that the DSUs credited in respect of my deferred Cash Retainer pursuant to this Election will be settled in:

[ ] Settlement of the deferred portion in calendar year _____ (must be later than 2028).
[ ] Settlement of the deferred portion upon your Separation from Service (as defined in the Plan).
PART C — Election to Receive Cash Retainer in Fully Vested RSUs:
In lieu of electing to defer your Cash Retainer under Part B above, you may elect to receive all or a portion of your Cash Retainer currently in fully vested RSUs. If you make this Election, the applicable portion of your Cash Retainer will be converted, on each date such Cash Retainer would otherwise have been paid to you in cash, into a number of fully vested shares of Company common stock granted under the Equity Plan equal to (i) the dollar amount of the Cash Retainer subject to this Election, divided by (ii) the Fair Market Value (as defined in the Equity Plan) of a share on such date, with any resulting fractional share rounded down to the nearest whole share and the value of such fractional share paid to you in cash. Shares issued under this Part C shall be issued to you promptly following each applicable payment date and shall not be subject to any deferral.
I hereby elect to receive [25/50/75/100]% of my Cash Retainer for the calendar year of _____ in fully vested shares of Company common stock in lieu of cash, pursuant to the terms described above.
NOTE: THE AGGREGATE PERCENTAGE OF YOUR CASH RETAINER SUBJECT TO ELECTIONS UNDER PART B AND PART C MAY NOT EXCEED 100%. IF NO ELECTION IS MADE UNDER PART B OR PART C, YOUR CASH RETAINER WILL BE PAID TO YOU ENTIRELY IN CASH IN ACCORDANCE WITH THE COMPENSATION PROGRAM.
ACKNOWLEDGEMENTS:
    Notwithstanding the foregoing, all or a portion of your Deferred Awards (as defined in the Plan) pursuant to this Election shall accelerate and be settled upon the occurrence of certain trigger events, as set forth in the Plan.
This Election shall only become effective if it is received by the Company by the Election Deadline.
I understand that I will incur a tax obligation in connection with the vesting and settlement of any Deferred Awards pursuant to this Election.
If at the time any Deferred Awards are settled and the shares thereunder issued, the Company has a designated broker with whom share issuances under the Equity Plan (or any subsequent equity incentive plan adopted by the Company) are to be deposited, then I understand that such shares shall be deposited in my name in my account with such designated broker.

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